Exhibit 5

JOINT FILING AGREEMENT

This will confirm the agreement among the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of the limited partnership units of Brookfield Renewable Partners L.P. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: June 3, 2020

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Jessica Diab
Name: Jessica Diab
Title: Vice President

PARTNERS LIMITED

By:	/s/ Brian Lawson
Name: Brian Lawson
Title: Director and President

BROOKFIELD RENEWABLE POWER INC.

By:	/s/ Jennifer Mazin
Name: Jennifer Mazin
Title: Vice President and Secretary

BROOKFIELD INVESTMENTS CORPORATION

By:	/s/ Tom Corbett
Name: Tom Corbett
Title: Vice President and Chief Financial Officer